Financial Statements
(Unaudited - Prepared by Management)
September 30, 2006

Index

Balance Sheets
Statements of Operations and Deficit
Statements of Cash Flows
Notes to Financial Statements

	September 30	December 31
	2006	2005
	(unaudited)	(audited)

ASSETS

Current assets
Cash and cash equivalents	$21,719,907	$16,063,876
Accounts receivable	133,719	24,179
	21,853,626	16,088,055

Resource interests (Note 2)	23,602,616	18,495,140

Plant and equipment (Note 3)	253,962	111,385

	$45,710,204	$34,694,580

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	$1,305,601	$48,409

Asset retirement obligations
(Note 4)	1,538,252	1,302,212

	2,843,853	1,350,621

SHAREHOLDERS' EQUITY

Share capital (Note 5)	52,471,402	43,066,867

Contributed surplus (Note 5)	2,117,322	1,479,424

Deficit	(11,722,373)	(11,202,332)

	42,866,351	33,343,959

	$45,710,204	$34,694,580
Subsequent events (Note 8)

Approved by the Directors:

“John F. Kearney”	“Robert Gayton”
John F. Kearney	Robert Gayton

	Three Months ended Sept. 30 2006	Three Months ended Sept. 30 2005	Nine Months ended Sept. 30 2006	Nine Months ended Sept. 30 2005
Income Interest Income	$237,104	$80,686	$643,955	$209,607
Expenses Amortization	1,111	745	3,293	2,269
Listing and regulatory fees	3,069	27,811	33,226	101,164
Management compensation	59,000	47,950	254,600	253,150
Office and general	115,099	48,200	288,652	187,159
Professional fees	48,188	17,694	178,775	89,392
Project evaluation	-	-	29,506	72,921
Shareholder and investor communications	49,386	26,209	184,471	96,701
Stock based compensation	-	-	191,473	1,241,000
	275,853	168,609	1,163,996	2,043,756
Loss for the period	(38,749)	(87,923)	(520,041)	(1,834,149)
Deficit, beginning of period	(11,683,624)	(10,981,246)	(11,202,332)	(9,235,020)

Deficit, end of period	$(11,722,373)	$(11,069,169)	$(11,722,373)	$(11,069,169)
Loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.01)	$(0.03)

Weighted average number of common shares
outstanding - basic and diluted	94,625,611	69,783,755	92,872,557	69,744,874
See accompanying notes

	Three Months ended Sept. 30 2006	Three Months ended Sept. 30 2005	Nine Months ended Sept. 30 2006	Nine Months ended Sept. 30 2005

Cash flows from (used in) operating activities
Loss for the period	$(38,749)	$(87,923)	$(520,041)	$(1,834,149)
Adjustment for items not involving cash:
- amortization	1,111	745	3,293	2,269
- stock based compensation	-	-	191,473	1,241,000
	(37,638)	(87,178)	(325,275)	(590,880)

Change in non-cash working capital items:
- accounts receivable	(45,037)	92,044	(109,540)	(16,837)
- accounts payable and accrued liabilities	226,016	125,525	1,257,192	124,109
	143,341	130,391	822,377	(483,608)

Cash flows from financing activities
Proceeds from shares issued and
subscribed, net of issuance costs	157,853	-	9,850,960	233,288

Cash flows used in investing activities
Purchase of equipment	(97,171)	(1,326)	(176,206)	(12,508)
Lease and property abandonment deposit	-	-	(205,000)	(30,000)
Deferred exploration and development costs,
excluding amortization and accretion	(3,079,116)	(600,262)	(4,636,100)	(1,070,089)

	(3,176,287)	(601,588)	(5,017,306)	(1,112,597)

Increase (decrease) in cash and cash equivalents	(2,875,093)	(471,197)	5,656,031	(1,362,917)

Cash and cash equivalents, beginning of period	24,595,000	12,016,277	16,063,876	12,907,997

Cash and cash equivalents, end of period	$21,719,907	$11,545,080	$21,719,907	$11,545,080

1.     Nature of operations

These interim financial statements have been prepared using the same accounting policies and methods of their application as the most recent annual financial statements of the Company. These interim financial statements do not include all disclosures normally provided in the annual financial statements and should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2005. In management's opinion, all adjustments necessary for fair presentation have been included in these interim financial statements. Interim results are not necessarily indicative of the results expected for the fiscal year. Certain comparative figures have been reclassified to conform to the current period's presentation.

2.     Resource Interests

The Company’s resource interests comprise the Prairie Creek Mine Property:

	September 30 2006	December 31 2005

Acquisition costs:
- mining lands	$3,158,000	$3,158,000
- plant and mill	500,000	500,000
	3,658,000	3,658,000
Reclamation security deposits	395,000	190,000
Increase from asset retirement obligations	945,060	875,350
Exploration and development costs (see table below)	18,604,556	13,771,790
	$23,602,616	$18,495,140

2.     Resource Interests (cont’d)

Exploration and development costs incurred in 2006 and 2005 are detailed below:

	Three Months ended Sept. 30 2006	Three months ended Sept. 30 2005	Nine Months ended Sept. 30 2006	December 31 2005

Exploration and development costs
Assaying and metallurgical studies	$107,374	$295,648	$174,393	$182,450
Camp operation and project development	694,599	94,232	1,221,543	865,738
Drilling and underground development	1,753,038	-	2,206,406	-
Insurance	-	-	32,750	-
Lease rental	45,063	15,408	51,835	82,527
Permitting and environmental	170,057	94,648	421,971	139,821
Transportation and travel	308,985	100,326	527,202	155,676
	3,079,116	600,262	4,636,100	1,426,212

Amortization - asset retirement obligations	40,930	32,180	105,290	128,720
Amortization - mining plant and equipment	13,467	9,180	30,336	36,988
Asset retirement accretion	21,586	18,554	61,040	74,216
	75,983	59,914	196,666	239,924
Total exploration and development costs for the period	3,155,099	660,176	4,832,766	1,666,136
Exploration and development costs, beginning of period	15,449,457	12,695,790	13,771,790	12,105,654

Exploration and development costs, end of period	$18,604,556	$13,355,966	$18,604,556	$13,771,790

Prairie Creek Mine

The Company holds a 100% interest in the Prairie Creek Mine property, plant and equipment located in the Northwest Territories, Canada.

During 2003 the Company renewed two surface leases granted by the Federal Government relating to the operation and care and maintenance of the Prairie Creek Mine Property for a period of ten years terminating March 31, 2012. The Company paid $100,000 upon execution of the lease and is obligated to pay $30,000 per year for five years to a maximum of $250,000 (of which $190,000 was paid as at December 31, 2005 and $220,000 was paid as at September 30, 2006), as a security deposit for the performance of abandonment and reclamation obligations under the leases.

2.	Resource Interests (cont’d)

Prairie Creek Mine (cont’d)

On September 10, 2003 the Company was granted a Type A Land Use Permit and a Type B Water Licence (reissued February 2006) by the Mackenzie Valley Land and Water Board for a period of five years commencing September 10, 2003 for underground development and exploration and for metallurgical testing.

On June 12, 2006, under the terms of the Land Use Permit (MV2001C0023 Part 3C, Section 38) and Water Licence (MV2001L2-0003, Part B, Section 2) the Company contributed $30,000 and $70,000, respectively, as security deposits for reclamation obligations.

On May 11, 2006 the Mackenzie Valley Land and Water Board issued the Land Use Permit for the Phase 3 Exploration Drilling Program. The Land Use Permit (MV2004C0030), is valid for five years and allows surface exploration and diamond drilling at up to 60 sites. Under the terms of the Permit (Part C, Section 56), a security deposit for $75,000 was made on June 12, 2006 by the Company.

In 1996, the Company concluded a Co-operation Agreement with the Nahanni Butte Dene Band (“Nahanni”), part of the Deh Cho First Nations. In return for co-operation and assistance undertakings given by the Nahanni towards the development of the Prairie Creek Project, the Company granted the following net profit interest and purchase option to the Nahanni:

(i)
A 5% annual net profits, before taxation, interest in the Prairie Creek Project, payable following the generation of profits after taxation equivalent to the aggregate cost of bringing the Prairie Creek Project into production and establishing the access road; and

(ii)
An option to purchase either a 10% or a 15% interest in the Prairie Creek Project at any time prior to the expiry of three months following permitting for the Project, for the cash payment of either $6 million or $9 million, subject to price adjustment for exploration expenditure and inflation, respectively.

In October 2003 an appeal to the Federal Court was filed by the Nahanni, Pehdzeh Kl First Nation and the Deh Cho First Nations against the Mackenzie Valley Land and Water Board and the Company seeking judicial review of the decision of the Water Board to grant a Water Licence to the Company. The appeal by the Nahanni against the decision of the Water Board to issue the Water Licence was a breach of the Co-operation Agreement. The Nahanni has informed the Company that Nahanni considers the Agreement terminated. Such termination is not in accordance with the provisions of the Agreement.

3.	Plant and Equipment

	September 30, 2006			December 31 2005
	Cost	Accumulated Amortization	Net Book Value	Net Book Value
Mining equipment	$396,338	$201,206	$195,132	$39,590
Pilot plant	108,161	67,087	41,074	52,999
Furniture, fixtures & equipment	92,077	74,321	17,756	18,796
	$596,576	$342,614	$253,962	$111,385

4.	Asset Retirement Obligation

	September 30 2006	December 31 2005

Opening balance - beginning of the period	$1,302,212	$1,227,996
New obligation incurred during the period	175,000	-
Accretion expense	61,040	74,216
Ending balance - end of the period	$1,538,252	$1,302,212

The Company’s asset retirement obligation arises from its obligations to undertake site reclamation and remediation in connection with its operating activities.

The total discounted amount of the estimated cash flows required to settle the asset retirement obligation as at September 30, 2006 is estimated to be $1,538,252 measured in 2006 dollars (December 31, 2005 - $1,302,212). While it is anticipated that some reclamation expenditures will be incurred during the life of the operation to which they relate, a significant component of this expenditure will only be incurred at the end of the mine life. In determining the carrying value of the asset retirement obligation, the Company has assumed a long-term inflation rate of 2.5%, a credit-adjusted risk-free discount rate of 6.5% and a weighted average useful life of production facilities and equipment of ten years. Elements of uncertainty in estimating this amount include changes in the projected mine life, reclamation expenditures incurred during ongoing operations and reclamation and remediation requirements and alternatives.

5.     Share Capital

Authorized: Unlimited common shares with no par value.

Issued:

Number of Shares		Amount
Balance, December 31, 2005	79,747,212	$43,066,867
Private Placement at $0.72 per share (less $768,141 issuance costs)	13,333,333	8,831,858
Broker warrants	-	(942,993)
Stock options exercised at $0.60 per share (including $233,189 from contributed surplus attributed to stock-based compensation recognized in prior periods)	630,000	611,189
Broker warrants exercised at $0.55 per share (including $109,091 from contributed surplus attributed to the fair value of warrants attached to private placements issued in prior periods)	727,273	509,091
Balance, March 31, 2006	94,437,818	52,076,012
Stock options exercised at $0.60 per share (including $22,208 from contributed surplus attributed to stock-based compensation recognized in prior periods)	60,000	58,208
Broker warrants exercised at $0.75 and $0.85 per share (including $20,333 from contributed surplus attributed to the fair value of warrants attached to private placements issued in prior periods)	61,077	67,582
Balance, June 30, 2006	94,558,895	52,201,802
Broker warrants exercised at $0.72 (including $111,747 from contributed surplus attributed to the fair value of warrants attached to private placements issued in prior periods)	219,240	269,600
Balance, September 30, 2006	94,778,135	$52,471,402

Stock Options

As of September 30, 2006 the Company has outstanding directors and employee stock options entitling the holders to acquire additional common shares as follows:

Number of Shares	Exercise Price	Expiry Date
450,000	$0.23	March 18, 2007
2,860,000	$0.60	January 14, 2010
270,000	$0.89	June 27, 2011
3,580,000

5.      Share Capital (cont’d)

On June 27, 2006, the company granted stock option to certain employees and consultants to purchase an aggregate of 300,000 common shares at $0.89 per share. These stock options vest immediately and expire in five years.

The weighted average fair value of the options granted in 2006 was estimated at $0.64 per share by using the Black-Scholes Option Pricing Model with the following weighted average assumptions: risk-free interest rate of 4.51%, dividend yield of 0%, volatility of 98% and expected life of 5 years. An expense of $191,473, in respect of stock based compensation, was charged to operations and added to contributed surplus in the nine months to September 30, 2006.

In January 2005, pursuant to the Company’s 10% Rolling Stock Option Plan, the Company granted stock options to purchase an aggregate of 3,650,000 common shares at $0.60 per share to directors, officers, consultants and service providers of the Company. These stock options vested immediately and expire in five years on January 14, 2010. Each option entitles the holder to acquire one common share of the Company.

The weighted average fair value of the options granted in 2005 was estimated at $0.36 per share by using the Black-Scholes Option Pricing Model with the following weighted average assumptions: risk-free interest rate of 3.5%, dividend yield of 0%, volatility of 91% and expected life of 5 years. In the three months to March 31 and six months to June 30, 2005 an expense of $1,241,000, in respect of stock based compensation, was charged to operations and added to contributed surplus for the first half of 2005.

The Black-Scholes model was developed for use in estimating the fair value of freely traded options which are fully transferable and have no vesting restrictions. In addition, this model requires the input of highly subjective assumptions, including future stock price volatility and expected time until exercise. The Company’s options have characteristics which are significantly different from those of traded options, and changes in any of the assumptions can materially affect fair value estimate.

Summary of the stock option activity as of September 30, 2006:

	Shares	Weighted Average Exercise Price
Options outstanding and exercisable at December 31, 2005	4,000,000	$0.56
Exercised	(690,000)	0.60
Granted	300,000	0.89
Cancelled	(30,000)	0.89
Options outstanding and exercisable at September 30, 2006	3,580,000	$0.58

The remaining contractual life of these options is as follows:

Range of Exercise Price	Number Outstanding and Exercisable	Weighted Average Remaining Contractual Life
$0.23 - $0.60	3,310,000	2.91 years
$0.89	270,000	4.74 years

5.      Share Capital (cont’d)

Warrants

Summary of the Company’s warrants issued and outstanding as at September 30, 2006:

Number of Warrants Outstanding at December 31, 2005	Number of Warrants Expired/ Exercised during 2006	Issued during 2006	Balance of Warrants Outstanding at Sept. 30, 2006	Exercise Price Per Warrant	Expiry Date	Warrant Value
727,273	(727,273)	-	-	$0.55	Oct. 27, 2007	$ -
46,666	(46,666)	-	-	$0.75	Dec. 30, 2006	-
14,411	(14,411)	-	-	$0.85	Dec. 30, 2006	-
-	-	6,666,666	6,666,666	$1.00	January 30, 2008	-
-	(219,240)	1,333,333	1,114,093	$0.72	January 30, 2008	567,854
-	-	666,666	666,666	$1.00	January 30, 2008	263,392
788,350	(1,007,590)	8,666,665	8,447,425			831,246

In January 2006, the Company completed an underwritten private placement for total proceeds of $9.6 million, through the issuance of 13,333,333 units, priced at $0.72 per unit. Each unit consists of one common share and one-half share purchase warrant exercisable to purchase one common share at a price of $1.00 per share for a period of two years.

On June 14, 2006, at the Company’s Annual Meeting, shareholders approved the issuance to Northern Securities Inc. of underwriters options on 1,333,333 Units, exercisable for a period of two years from January 30, 2006 at $0.72 per Unit, with each Unit consisting of one common share and one half share purchase warrant exercisable at $1.00 per share for a period of twenty four months, pursuant to an underwritten financing of the Company completed on January 30, 2006. These broker options and warrants were issued as part of the cost of the private placement and were allocated at fair value of $942,993 based on the Black Scholes Option Pricing Model in accordance with CICA Handbook Section 3860, “Financial Instruments - Disclosure and Presentation” and added to Contributed Surplus.

Contributed Surplus

Amount

Contributed surplus at December 31, 2005	$1,479,424
Value of broker warrants (issued in 2006)	942,993
Stock based compensation on options granted (issued in 2006)	191,473
Exercise of options	(255,397)
Exercise of broker warrants	(241,171)
Contributed surplus at September 30, 2006	$2,117,322

6.     Related Party Transactions

The Company incurred the following expenses to directors and corporations controlled by directors of the Company:

	Three months ended Sept. 30 2006	Three months ended Sept. 30 2005	Nine months ended Sept. 30 2006	Nine months ended Sept. 30 2005

Executive and director compensation	$104,342	$83,950	$469,251	$262,000
Rent	3,300	3,000	9,900	9,000
	$107,642	$86,950	$479,151	$271,000

7.	Non-cash Transactions

In the period ended September 30, 2006, the Company did not have any non-cash transactions.

8.        Subsequent Events

On November 7, 2006 the Company entered into an engagement agreement to raise gross proceeds of $10,000,000 consisting of $3,000,000 in Units and $7,000,000 in Flow-Through Shares. The Underwriters will be paid a commission fee of 7% in cash and will be issued broker warrants equal to 7% of the Units sold in the offering and 7% of the Flow-Through Shares sold in the offering. Each broker unit warrant will be exercisable at $0.93 into one broker unit consisting of one common share and one half warrant, with each whole warrant exercisable at $1.15 for a period of two years. Each broker flow-through warrant will be exercisable into one common share at $1.15 for a period of two years. The financing is anticipated to be completed on or before November 28, 2006.